Exhibit 99.1

	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION

AT THE COMPANY:	ANALYST CONTACT:
Sharon Madden	Tricia Ross
Vice President of Investor Relations	Financial Profiles
(801) 984-9400	(916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR SECOND QUARTER OF FISCAL 2013

•                  Revenue Increased 9% to $141 Million

•                  Completed the Sale of Discontinued Coal Cleaning Business

SOUTH JORDAN, UTAH, APRIL 30, 2013 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its second quarter of fiscal 2013.

Second Quarter Highlights

•                  Light building products revenue increased 14%, including the acquisition of Kleer Lumber, and 3% excluding the acquisition

•                  Heavy construction materials revenue increased 5%

•                  Adjusted EBITDA increased  14%, excluding our non-core energy segment

•                  Operating loss and loss from continuing operations improved 39% and 44%, respectively

•                  Income from discontinued operations was $2.0 million, including $3.1 million gain on the  sale of our coal cleaning assets

•                  Repaid $15.3 million of convertible debt, reducing our February 2014 debt maturity to $39.8 million and  maintained over $63 million of cash on hand

CEO Commentary

“We experienced colder winter weather in 2013 compared to 2012, particularly in the upper  Midwest and Northeast.  In spite of more normal winter weather patterns, both of our operating segments generated organic top line growth in the quarter,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Additional revenue growth was generated from our acquisition of Kleer, which performed as expected during the quarter.  We are pleased with the opportunity presented by the acquisition and look forward to further top line growth through  broader distribution of trimboard.  Integration of Kleer is proceeding as planned and many of the expected synergies will be in place in the June quarter.

“We closed the sale of our remaining coal cleaning assets in January, eliminating the negative impact on operating cash and we expect to collect as much as $10 million  over the next three quarters to continue the process of reducing our leverage.

“Although winter weather extended into April in portions of the country, we are definitely seeing the positive effects of increasing new residential construction and look forward to a dynamic construction season.”

Second Quarter Summary

Headwaters’ second quarter 2013 revenue increased by 9% to $141.0 million from $129.6 million for the second quarter of 2012.  Revenue from Kleer was approximately $8.1 million during the quarter. Gross profit increased by 3% to $32.4 million, compared to $31.6 million in the second quarter of 2012. Operating loss improved 39% from $(1.8) million in 2012 to $(1.1) million in 2013 and Adjusted EBITDA increased by 14% after excluding Headwaters’ non-core energy segment.

Loss from continuing operations was $(10.3) million, or $(0.14) per diluted share, for the second quarter of 2013, compared to a loss of $(18.2) million, or $(0.30) per diluted share, for the second quarter of 2012. Net loss including discontinued operations was $(8.3) million, or $(0.11) per diluted share, for the second quarter of 2013, compared to a net loss of $(20.6) million, or $(0.34) per diluted share, for the second quarter of 2012.

Second Quarter Business Segment Highlights

Business Segment	2013 Revenue	2013 Adjusted EBITDA	2013 Adjusted EBITDA Margin	2012 Adjusted EBITDA Margin
Light Building Products	$84.8 million	$11.6 million	13.7%	15.7%
Heavy Construction Materials	$54.0 million	$6.9 million	12.8%	12.5%

Business Segment	2013 Operating Income	2012 Operating Income	2013 Operating Income Margin	2012 Operating Income Margin
Light Building Products	$1.3 million	$2.1 million	1.5%	2.8%
Heavy Construction Materials	$3.7 million	$2.9 million	6.9%	5.7%

Six Months Ended March 31, 2013

Our total revenue for the six months ended March 31, 2013 was $290.6 million, up 9% from $267.1 million for 2012. Gross profit increased 6%, from $66.0 million in 2012 to $69.7 million in 2013. Operating income of $2.6 million in 2012 improved to $4.9 million in 2013, and the loss from continuing operations decreased from $(31.5) million, or a diluted loss per share of $(0.52) in 2012, to a loss of $(14.2) million, or $(0.21) per diluted share, in 2013. The net loss including discontinued operations decreased from $(44.3) million, or a diluted loss per share of $(0.73) in 2012, to a net loss of $(14.1) million, or $(0.21) per diluted share, in 2013.

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment brands and brings to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

Second quarter 2013 revenues in the light building products segment increased $10.5 million, or 14%, to $84.8 million.  Our stone and block product groups benefitted from a strong Texas market and strength in new residential construction, delivering solid growth in the second quarter in spite of more challenging winter weather conditions.  This growth was partially offset by a decline in revenue from our siding product group, which has more exposure to the repair and remodel market than to new housing and which was impacted by poor weather conditions in 2013. The Kleer acquisition added $8.1 million in revenues to the organic growth.

Quarterly gross profit increased by 5% from $19.7 million to $20.7 million, although gross margin decreased to 24.4%  and operating income declined to $1.3 million from $2.1 million in 2012.  Adjusted EBITDA for the second quarter of 2013 was $11.6 million compared to $11.7 million in 2012.  The slight decline in gross margin, operating income and EBITDA is primarily attributable to a change in revenue mix during the quarter compared to last year. Revenue growth in our lower margin block products, combined with a decline in revenue in the higher margin siding products, resulted in a revenue mix that had lower overall margins in 2013 compared to 2012.  As the construction season progresses and siding revenue increases with warmer weather, we anticipate that our revenue mix will be more consistent with last year.

On December 31, 2012, we completed the acquisition of the assets of Kleer, which manufactures high quality cellular PVC products, primarily trim boards, but also millwork, sheet stock, railing, paneling, and moulding.  We began the integration of Kleer into the operations of our siding group and the integration process will accelerate in the June quarter. While there will be some one-time costs associated with the integration, we expect the anticipated cost savings will be achieved. In addition to the cost savings, we are also working to drive revenue growth by expanding Kleer’s distribution footprint and its geographic penetration beyond its traditional markets.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Second quarter 2013 revenues in the heavy construction materials segment increased by 5% to $54.0 million, compared to $51.2 million for 2012, due to new service contracts and net price increases on fly ash sales.  Revenue from existing service contracts was flat during the quarter, and shipments of high quality fly ash declined compared to last year primarily due to adverse weather conditions in the Midwest and Northeast. CCP service revenue as a percent of total segment revenue is normally higher in the December and March quarters, primarily due to seasonality, and represented approximately 34% of total revenue for the March 2013 quarter, compared to 28% for the 2012 fiscal year.

Gross profit increased by 7% to $10.6 million in the second quarter of 2013, compared to $9.9 million in 2012 and gross margin increased by 50 basis points to 19.7% in 2013. Operating income was $3.7 million in 2013 compared to $2.9 million in 2012, and Adjusted EBITDA was $6.9 million compared to $6.4 million. The increases in gross profit, operating income, and Adjusted EBITDA were primarily due to higher revenues and efficiencies achieved in both operating and transportation activities.

EPA Update

U.S. EPA is proposing a rule regulating wastewater discharges from coal-fueled power plants, indicating that it may align  new water standards with the proposed fly ash disposal regulations.  Although the actions are still in the proposal stage and more work is required, the EPA indicated that information under review “could provide strong support for a conclusion that regulation of [coal combustion products]  disposal under RCRA Subtitle D would be adequate.”  We are strongly encouraged by the obvious direction taken by the EPA leading away from a Subtitle C  designation.

Also, in April, the U.S. House Subcommittee on Environment and the Economy held a hearing on draft legislation to establish national standards for the disposal of fly ash.  Legislative language that basically mirrors last year’s Senate bill is expected to be introduced in the House soon. We remain optimistic that the ultimate outcome of either Congressional action or EPA regulations will support beneficial use of fly ash.

Energy Technology Segment

For the second quarter of 2013, revenue from continuing operations in our energy segment was $2.2 million compared to $4.1 million in 2012. Adjusted EBITDA was $(0.7) million in 2013 compared to $0.2 million in 2012. The decreases in revenue and Adjusted EBITDA were due primarily to the timing of shipments to the two refineries which are currently using HCAT to improve conversion of heavy oil to lighter liquids.

Discontinued Operations

Due to a $3.1 million gain on the sale of our eight remaining coal cleaning plants in January 2013, we had $2.0 million of income from discontinued operations for the second quarter of 2013, compared to a loss of $(2.3) million for the second quarter of 2012.  We do not expect any material future expense associated with the coal cleaning assets.

Proceeds from the sale of our coal cleaning business included approximately $5.8 million of cash received, and approximately $10.0 million of additional cash  anticipated by the end of calendar 2013, including release of bond collateral and certain reimbursements.

Income Taxes

For fiscal year 2013, Headwaters currently expects to record income taxes at an effective rate of approximately 14%, due to state income taxes in certain jurisdictions and a small amount of federal alternative minimum tax. Headwaters is not recognizing income tax benefits attributable to its pre-tax net operating loss (“NOL”) and tax credits because realization is dependent upon future income from operations. Headwaters currently has a pre-tax NOL in the amount of $212.0 million and tax credits of $24.6 million, both of which can be carried forward for up to 20 years.

Outlook

“We were pleased that our Texas-centered end markets performed well during the winter quarter, in both commercial and institutional sales. Our manufactured stone product group also performed well during the winter due to a sustained rebound in the new residential construction market,” said Don P. Newman, Headwaters’ Chief Financial Officer. “Unfortunately,  the adverse winter weather conditions did impact our siding product sales in the second quarter. As we exit the winter months, and overall demand in the repair and remodel markets improves, we expect continued positive revenue comparisons for the remainder of the year. Based on the continued strength of the recovery in our end markets, we are optimistic about the outlook for the remainder of the year, and believe we will be in the range of our Adjusted EBITDA forecast of $110 to $125 million.

“We  improved our capital structure in the second quarter, reducing our 2014 debt maturity by $15.3 million. Strengthening our capital structure remains a top strategic priority and we will continue to pursue opportunities to repay our 2014 maturity before its due date.”

Discussion of EBITDA

Headwaters has historically defined EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, stock-based compensation, and goodwill and other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and Adjusted EBITDA are used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and Adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and Adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than by using GAAP results alone.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.  Because the definition of EBITDA varies among companies and industries, our definition of EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA and trailing twelve months (TTM) Adjusted EBITDA are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility in 2012, Adjusted EBITDA does not include any results for Blue Flint for any period.

Adjusted EBITDA — Consolidated

	Quarter Ended		Six Months Ended
(in millions)	3/31/2012	3/31/2013	3/31/2012	3/31/2013
Loss from continuing operations	$(18.2)	$(10.3)	$(31.5)	$(14.2)
Blue Flint	0.3	0.0	6.3	0.0
Net interest expense	13.6	11.2	26.0	21.6
Income taxes	2.7	(1.8)	3.8	(2.3)
Depreciation, amortization, and stock-based compensation	13.3	13.6	27.1	26.4
Restructuring costs	0.8	0.0	2.2	0.0
Thames bankruptcy	0.0	0.0	1.0	0.0
Gain on early debt repayments	0.0	0.0	(2.0)	0.0
Kleer acquisition-related costs and adjustments	0.0	0.6	0.0	1.5
Adjusted EBITDA	$12.5	$13.3	$32.9	$33.0

Adjusted EBITDA by segment
Light building products	$11.7	$11.6	$23.0	$23.5
Heavy construction materials	6.4	6.9	19.7	17.7
Energy technology	0.2	(0.7)	(1.3)	0.0
Corporate	(5.8)	(4.5)	(8.5)	(8.2)
Adjusted EBITDA	$12.5	$13.3	$32.9	$33.0

Adjusted EBITDA — Light Building Products Segment

	Quarter Ended		Six Months Ended
(in millions)	3/31/2012	3/31/2013	3/31/2012	3/31/2013
Operating income	$2.1	$1.3	$2.9	$4.4
Other income (expense)	(0.2)	0.2	(0.2)	0.2
Depreciation, amortization, and stock-based compensation	9.0	9.5	18.1	18.3
Restructuring costs	0.8	0.0	2.2	0.0
Kleer acquisition-related costs and adjustments	0.0	0.6	0.0	0.6
Adjusted EBITDA	$11.7	$11.6	$23.0	$23.5

Adjusted EBITDA — Heavy Construction Materials Segment

	Quarter Ended		Six Months Ended
(in millions)	3/31/2012	3/31/2013	3/31/2012	3/31/2013
Operating income	$2.9	$3.7	$11.6	$11.3
Depreciation, amortization, and stock-based compensation	3.5	3.2	7.1	6.4
Thames bankruptcy	0.0	0.0	1.0	0.0
Adjusted EBITDA	$6.4	$6.9	$19.7	$17.7

Adjusted EBITDA — Energy Technology Segment

	Quarter Ended		Six Months Ended
(in millions)	3/31/2012	3/31/2013	3/31/2012	3/31/2013
Operating income (loss)	$(0.7)	$(1.2)	$(2.7)	$(1.1)
Other income (expense)	0.0	0.0	(6.1)	0.0
Blue Flint	0.3	0.0	6.3	0.0
Depreciation, amortization, and stock-based compensation	0.6	0.5	1.2	1.1
Adjusted EBITDA	$0.2	$(0.7)	$(1.3)	$0.0

TTM Adjusted EBITDA — Consolidated

	Twelve Months Ended
(in millions)	9/30/2011	9/30/2012	3/31/2013
Loss from continuing operations	$(133.9)	$(26.5)	$(9.2)
Blue Flint	(4.7)	6.3	0.0
Net interest expense	126.2	52.7	48.3
Income taxes	(0.2)	0.7	(5.4)
Depreciation, amortization, and stock-based compensation	57.3	53.2	52.5
Litigation settlement / accrual	15.0	0.0	0.0
Restructuring costs	18.0	2.2	0.0
Thames bankruptcy	0.0	1.0	0.0
Gain on early debt repayments	0.0	(2.4)	(0.4)
Write-off of R&D joint venture	0.0	3.2	3.2
Kleer acquisition-related costs and adjustments	0.0	0.0	1.5
TTM Adjusted EBITDA	$77.7	$90.4	$90.5

TTM Adjusted EBITDA by Segment

Light building products	$39.6	$63.3	$63.8
Heavy construction materials	46.2	54.8	52.7
Energy technology	2.5	(3.6)	(2.2)
Corporate	(10.6)	(24.1)	(23.8)
TTM Adjusted EBITDA	$77.7	$90.4	$90.5

Liquidity and Long-term Debt

The components of our long-term debt (net of discounts) as of March 31, 2013, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured notes	$400.0	7.625%	April 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.75%	October 2014
Convertible senior subordinated notes, net of discounts	38.1	2.50%	February 2014
	49.3	8.75%	February 2016
Total	$487.4

During the March 2013 quarter, we repaid $15.3 million of the 2.50% convertible notes, recognizing accelerated expense for debt discount and debt issue costs of approximately $0.8 million. We had  $63.6 million of cash on hand at March 31, 2013 and total liquidity of  $108.4 million, which includes the impact of providing $22.8 million for letters of credit for various purposes.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through May 7, 2013 by  dialing 1-800-406-7325 or 303-590-3030 and entering the pass code 4615803.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, results from the sale of coal cleaning assets, the development, commercialization, and financing of new products and technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, anticipated benefits from the sale of coal cleaning assets, and the marketability of the coal combustion products, building products and catalysts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  In some cases, words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help to identify such forward-looking statements.  In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.  In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2012, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com.  There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2012	2013	2012	2013
Revenue:
Light building products	$74,311	$84,778	$147,645	$161,466
Heavy construction materials	51,239	54,014	114,377	122,172
Energy technology	4,082	2,196	5,037	6,923
Total revenue	129,632	140,988	267,059	290,561

Cost of revenue:
Light building products	54,613	64,126	109,943	120,627
Heavy construction materials	41,380	43,396	88,478	96,980
Energy technology	2,074	1,055	2,631	3,298
Total cost of revenue	98,067	108,577	201,052	220,905

Gross profit	31,565	32,411	66,007	69,656

Operating expenses:
Amortization	5,298	5,288	10,803	10,224
Research and development	1,616	1,817	3,470	3,423
Selling, general and administrative	25,692	26,422	46,974	51,093
Restructuring costs	757	0	2,145	0
Total operating expenses	33,363	33,527	63,392	64,740

Operating income (loss)	(1,798)	(1,116)	2,615	4,916

Net interest expense	(13,527)	(11,139)	(25,983)	(21,611)
Other income (expense), net	(173)	202	(4,310)	238

Loss from continuing operations before income taxes	(15,498)	(12,053)	(27,678)	(16,457)

Income tax benefit (provision)	(2,730)	1,770	(3,830)	2,300

Loss from continuing operations	(18,228)	(10,283)	(31,508)	(14,157)

Income (loss) from discontinued operations, net of income taxes	(2,330)	2,023	(12,798)	25

Net loss	$(20,558)	$(8,260)	$(44,306)	$(14,132)

Basic and diluted income (loss) per share:
From continuing operations	$(0.30)	$(0.14)	$(0.52)	$(0.21)
From discontinued operations	(0.04)	0.03	(0.21)	0.00
	$(0.34)	$(0.11)	$(0.73)	$(0.21)

Weighted average shares outstanding—basic and diluted	60,881	72,710	60,841	67,346

Operating income (loss) by segment:
Light building products	$2,108	$1,335	$2,881	$4,462
Heavy construction materials	2,870	3,666	11,624	11,273
Energy technology	(706)	(1,205)	(2,707)	(1,123)
Corporate	(6,070)	(4,912)	(9,183)	(9,696)
Total	$(1,798)	$(1,116)	$2,615	$4,916

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	March 31,
	2012	2013
Assets:
Current assets:
Cash and cash equivalents	$53,782	$63,613
Trade receivables, net	102,006	73,157
Inventories	31,588	45,458
Other	27,320	26,430
Total current assets	214,696	208,658

Property, plant and equipment, net	159,706	161,771
Intangible assets, net	143,911	154,708
Goodwill	116,671	132,176
Other assets	45,953	39,124
Total assets	$680,937	$696,437

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$17,477	$17,967
Accrued liabilities	123,691	94,652
Current portion of long-term debt	0	38,085
Total current liabilities	141,168	150,704

Long-term debt	500,539	449,341
Income taxes	22,079	19,214
Other long-term liabilities	20,280	15,207
Total liabilities	684,066	634,466

Stockholders’ equity:
Common stock - par value	61	73
Capital in excess of par value	640,047	719,462
Retained earnings (accumulated deficit)	(643,109)	(657,241)
Treasury stock	(128)	(323)
Total stockholders’ equity	(3,129)	61,971
Total liabilities and stockholders’ equity	$680,937	$696,437